Exhibit 4.3

SECURITY AGREEMENT

among

AERIE PHARMACEUTICALS, INC.

and

DEERFIELD PARTNERS, L.P., DEERFIELD INTERNATIONAL MASTER FUND, L.P.,

DEERFIELD PRIVATE DESIGN FUND III, L.P., DEERFIELD SPECIAL SITUATIONS FUND,

L.P. AND DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.

as Purchasers

and

DEERFIELD MANAGEMENT COMPANY, L.P.

as Agent for the Purchasers

September 8, 2014

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of September 8, 2014 (this “Agreement”) is entered into among AERIE PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”, together with any other Person that becomes a party hereto as provided herein, the “Grantors” and each, a “Grantor”), and DEERFIELD PARTNERS, L.P., DEERFIELD INTERNATIONAL MASTER FUND, L.P., DEERFIELD PRIVATE DESIGN FUND III, L.P., DEERFIELD SPECIAL SITUATIONS FUND, L.P., AND DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P. (the “Purchasers”) and DEERFIELD MANAGEMENT COMPANY, L.P., as Agent for the Purchasers (“Agent”).

RECITALS

A. Purchasers have agreed to purchase the Notes from the Borrower pursuant to the Note Purchase Agreement (defined below). Borrower is affiliated with each other Grantor.

B. Borrower and the other Grantors are engaged in interrelated businesses, and each Grantor will derive substantial direct and indirect benefit from extensions of credit under the Note Purchase Agreement.

C. It is a condition precedent to Purchasers’ obligation to purchase the Notes under the Note Purchase Agreement that the Grantors shall have executed and delivered this Agreement to Purchasers.

In consideration of the premises and to induce Purchasers to enter into the Note Purchase Agreement and to induce Purchasers to extend credit thereunder, each Grantor hereby agrees with Purchasers as follows:

SECTION 1 DEFINITIONS.

1.1 Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement, and the following terms are used herein as defined in the UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Goods, Health Care Insurance Receivables, Instruments, Inventory, Leases, Letter-of-Credit Rights, Money, Payment Intangibles, Supporting Obligations, Tangible Chattel Paper.

1.2 When used herein the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Borrower Obligations” means all Obligations of the Borrower.

“Collateral” means any and all property or other assets, now existing or hereafter acquired or created, real or personal, tangible or intangible, wherever located, and whether owned by, consigned to, or held by, or under the care, custody or control of Grantors (or any of them), including:

(a) money, cash, and cash equivalents;

(b) Accounts and all of each Grantor’s rights and benefits under the Accounts, including, but not limited to, each Grantor’s right to receive payment in full of the obligations owing to such Grantor thereunder, whether now or hereafter existing, together with any and all guarantees, other Supporting Obligations and/or security therefore;

(c) Deposit Accounts, other bank and deposit accounts (including any bank accounts maintained by Grantors (or any of them)), and all sums on deposit in any of them, and any items in such accounts;

(d) Investment Property;

(e) Inventory, Equipment, Fixtures, and other Goods;

(f) Chattel Paper, Documents, and Instruments;

(g) letters of credit and Letter of Credit Rights;

(h) Supporting Obligations;

(i) Commercial Tort Claims and all other Identified Claims;

(j) Books and Records pertaining to any property described in this definition of “Collateral”;

(k) General Intangibles (including all Intellectual Property, Claims, Payment Intangibles, contract rights, choses in action, and Software);

(l) all of each Grantor’s other interests in personal property of every kind and description, and the products, profits, rents of, dividends or distributions on, or accessions to such personal property; and

(m) all Proceeds (including insurance claims and insurance proceeds) of any of the foregoing, regardless of whether the Collateral, or any of it, is property as to which the UCC provides the perfection of a security interest, and all rights and remedies applicable to such property.

Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof. Notwithstanding the foregoing, “Collateral” shall not include Excluded Property.

“Control Agreement” means an agreement among a Grantor, Purchasers and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of such Grantor, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of such Grantor, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by such Grantor, or (iv) a bank with respect to a Deposit Account (except (A) Deposit Accounts the balance of which consists exclusively (x) withheld income taxes and federal, state or local employment and sales taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Grantors of their subsidiaries and (y) amounts requirement to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf or for the benefit of employees of one or more of the Grantors, (B) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and escrow, trust or fiduciary accounts, and (C) petty cash accounts funded in the ordinary course of business holding balances at any time not in excess of the aggregate sum of $200,000), whereby, among other things, the issuer, securities intermediary or futures commission merchant, or bank limits any Lien that it may have in the applicable financial assets or Deposit Account in a manner reasonably satisfactory to Purchasers, acknowledges the Lien of Purchasers on such financial assets or Deposit Account, and agrees to follow the instructions or entitlement orders of Purchasers without further consent by such Grantor.

“Dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Person organized pursuant to the laws of any state in the United States of America of which more than a majority of the equity interests are owned directly or indirectly by Borrower.

“Excluded Equity” means, equity interests which would not be required to be pledged pursuant to Section 5.2(a) of the Note Purchase Agreement.

“Excluded Property” means, collectively, (a) any permit, license or agreement entered into by any Grantor (i) to the extent that any such permit, license or agreement or any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law, (ii) which would be abandoned, invalidated or unenforceable as a result of the creation of a Lien in favor of Purchasers or (iii) to the extent that the creation of a Lien in favor of Purchasers would result in a breach or termination pursuant to the terms of or a default under any such permit, license or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (b) property owned by any Grantor that is subject to a purchase money Lien or a capital lease permitted under the Note Purchase Agreement if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Grantor and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such property, (c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (d) Excluded Equity, (e) motor vehicles, (f) leasehold interests in real property, (g) Commercial Tort Claims not in excess of $200,000 individually or $500,000 in the aggregate and (h) any property of a Grantor with respect to which the Purchasers and the Grantors shall agree that the cost of granting a security interest in such property is excessive in relation to the value of the security to be afforded thereby; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Borrower that is (i) a Foreign Subsidiary, (ii) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary or (iii) a Subsidiary substantially all of the direct or indirect assets of which consist of equity interests in one or more Foreign Subsidiaries.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Grantor” has the meaning set forth in the preamble of this Agreement.

“Identified Claims” means the Commercial Tort Claims described on Schedule 7 as such schedule shall be supplemented from time to time in accordance with the terms and conditions of this Agreement.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC, (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity. Notwithstanding the foregoing, “Investment Property” shall not include Excluded Equity.

“Issuers” means the collective reference to each issuer of any Investment Property.

“Lien” means any pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement.

“Note Purchase Agreement” means the Note Purchase Agreement of even date herewith between Borrower and Purchasers, as amended, supplemented, restated or otherwise modified from time to time.

“Paid in Full” means (a) all Secured Obligations (other than contingent claims for indemnification or reimbursement not then asserted) have been indefeasibly repaid in full in cash and have been fully performed and (b) all commitments of Purchasers, if any, to extend credit that would constitute Borrower Obligations have been terminated or have expired.

“Pledged Equity” means the equity interests listed on Schedule 1, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect. Notwithstanding the foregoing, “Pledge Equity” shall not include Excluded Equity.

“Pledged Notes” means all promissory notes listed on Schedule 1, all intercompany notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business). Notwithstanding the foregoing, “Pledge Equity shall not include Excluded Equity.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Public Equity Securities” means equity securities of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).

“Secured Obligations” means, collectively, the Borrower Obligations and each Grantor’s obligations hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the Uniform Commercial Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Purchasers’ Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

SECTION 2 GRANT OF SECURITY INTEREST.

2.1 Grant. Each Grantor hereby assigns and transfers to Agent and Purchasers, and hereby grants to Agent and Purchasers and (to the extent provided herein) their Affiliates, a continuing security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. Notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property.

2.2 Each Purchaser hereby appoints and authorizes Agent to enter into this Agreement and to take all actions as Agent on its behalf and to exercise such powers under the this Agreement on behalf of Purchasers, together with all such powers as are reasonably incidental thereto, for purposes of any and all matters associated with the perfection of security interests in the Collateral granted hereunder or under the other Note Documents, including, but not limited to, entering into Control Agreements on behalf of, and for the benefit of, the Purchasers. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Purchaser.

SECTION 3 REPRESENTATIONS AND WARRANTIES.

To induce Purchasers to enter into the Note Purchase Agreement and to induce Purchasers to make extensions of credit to Borrower thereunder, each Grantor jointly and severally hereby represents and warrants to Purchasers that:

3.1 Title; No Other Liens. Except for Permitted Liens, the Grantors own each item of the Collateral free and clear of any and all Liens of others. As of the Closing Date, no effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens.

3.2 Perfected Liens. The security interests granted pursuant to this Agreement (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC (and, with respect to Commercial Tort Claims, to the extent any Commercial Tort Claims are sufficiently identified herein), upon completion of the filings and other actions specified on Schedule 2 (which filings and other documents referred to on Schedule 2, have been delivered to Purchasers in completed form) will constitute valid perfected security interests in all of the Collateral in favor of Purchasers as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof and in accordance with the terms of the Note Purchase Agreement and (b) shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over Purchasers’ Lien by operation of law or permitted pursuant to the Note Purchase Agreement upon (i) in the case of all pledged certificated stock, Pledged Notes, Pledged Equity and other pledged Investment Property, the delivery thereof to Purchasers of such pledged certificated stock, Pledged Notes, Pledged Equity and other pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to Purchasers or in blank, (ii) in the case of all pledged Investment Property not in certificated form and Deposit Accounts, the execution of Control Agreements with respect to such Investment Property and

Deposit Accounts, (iii) in the case of all other instruments and tangible chattel paper that are not pledged certificated stock, Pledged Notes, Pledged Equity and other pledged Investment Property, the delivery thereof to Purchasers of such instruments and tangible chattel paper, (iv) in the case of Letter-of-Credit Rights, the consent of the issuer of such Letter-of-Credit Rights), (v) in the case of Intellectual Property, to the extent not subject to Article 9 of the UCC, recordation of the security interest granted hereunder in such Intellectual Property in the applicable intellectual property registries, including but not limited to, the United States Patent and Trademark Office and the United States Copyright Office, and (vi) in the case of cash, upon the Purchasers taking possession of such cash.. Except as set forth in this Section 3.2, all actions by each Grantor necessary to perfect the Lien granted hereunder on the Collateral have been duly taken. As of the date hereof, in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the filings and other actions specified on Schedule 2 constitute all of the filings and other actions necessary to perfect all security interests granted hereunder in such Collateral.

3.3 Grantor Information. On the date hereof, Schedule 3 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each Grantor’s exact legal name as it appears on its organizational documents and (d) each Grantor’s organizational identification number (to the extent a Grantor is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

3.4 Collateral Locations. On the date hereof, Schedule 4 sets forth (a) each place of business of each Grantor (including its chief executive office), (b) all locations where all Inventory and Equipment with a book value in excess of $100,000 owned by each Grantor is kept (other than Inventory or Equipment that is otherwise in transit or out for repair, refurbishment or processing in the ordinary course of business or otherwise disposed of in a transaction permitted by the Note Purchase Agreement) and (c) whether each such Collateral location and place of business (including each Grantor’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). On the Closing Date, no Collateral (other than Inventory or Equipment that is otherwise in transit or out for repair, refurbishment or processing in the ordinary course of business or otherwise disposed of in a transaction permitted by the Note Purchase Agreement) with a book value greater than $100,000 is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 4.

3.5 Certain Property. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, or (b) vessels, aircraft or any other personal property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for motor vehicles owned by the Grantors and used by employees of the Grantors in the ordinary course of business with an aggregate fair market value of less than $100,000 (in the aggregate for all Grantors).

3.6 Investment Property.

(a) The Pledged Equity pledged by each Grantor hereunder constitutes all the issued and outstanding equity interests of each Issuer owned by such Grantor.

(b) All of the Pledged Equity has been duly and validly issued and, in the case of shares of capital stock and membership interests, is fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

3.7 As of the date hereof, Schedule 1 lists all Investment Property owned by each Grantor with a value greater than $100,000. Each Grantor is the record and beneficial owner of, and has good and valid title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

3.8 Receivables.

(a) No material amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to Purchasers.

(b) No obligor on any Receivable is a Governmental Authority.

(c) The amounts represented by such Grantor to Purchasers from time to time as owing to such Grantor in respect of the Receivables will at all such times be accurate in all material respects.

3.9 Intellectual Property. As of the date hereof, Schedule 5 lists all Intellectual Property that is registered or is the subject of an application to register and owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 5 and except for non-exclusive licenses of software and other Intellectual Property licensed in the ordinary course of business, none of the Intellectual Property of any Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

3.10 Depositary and Other Accounts. As of the date hereof, Schedule 6 lists all banks and other financial institutions at which any Grantor maintains deposit or other accounts as of the Closing Date and such Schedule 6 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.11 Note Purchase Agreement. Each Grantor makes each of the representations and warranties made by Borrower in Section 3.1 of the Note Purchase Agreement to the extent applicable to it on the date such Grantor becomes a party hereto. Such representations and warranties shall be incorporated herein by this reference as if fully set forth herein.

SECTION 4 COVENANTS.

Each Grantor covenants and agrees with Purchasers that, from and after the date of this Agreement until the Secured Obligations shall have been Paid in Full:

4.1 Delivery of Instruments, Certificated Securities and Chattel Paper. In the event that an Event of Default shall have occurred and be continuing, upon the request of Purchasers, any Instrument, certificated security or Chattel Paper not theretofore delivered to Purchasers and at such time being held by any Grantor shall be promptly (and, in any event, within five (5) Business Days) delivered to Purchasers, duly indorsed in a manner satisfactory to Purchasers, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Grantor shall cause Purchasers to have control thereof within the meaning set forth in Section 9-105 of the UCC.

4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as perfected security interests having at least the priority described in Section 3.2, and shall take all commercially reasonable actions to defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to Purchasers from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as Purchasers may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of Purchasers, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Purchasers may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any such requested actions necessary to enable Purchasers to obtain “control” (within the meaning of the applicable UCC) with respect to such Investment Property or other Collateral to the extent required to be pledged hereunder.

4.3 Changes in Locations, Name, etc. Such Grantor shall not, except upon 10 Business Days’ prior written notice to Purchasers (or such lesser notice as Purchasers may agree in their sole discretion) and delivery to Purchasers of (a) all additional financing statements and other documents reasonably requested by Purchasers as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional location at which Inventory or Equipment with a book value in excess of $100,000 shall be kept (other than Inventory or Equipment that is otherwise in transit or out for repair, refurbishment or processing in the ordinary course of business or otherwise disposed of in a transaction permitted by the Note Purchase Agreement):

(i) permit any of the Inventory or Equipment with a book value greater than $100,000 in the aggregate to be kept at a location other than those listed on Schedule 4, other than the Inventory or Equipment that is otherwise in transit or out for repair, refurbishment or processing in the ordinary course of business or otherwise disposed of in a transaction permitted by the Note Purchase Agreement;

(ii) change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 3 or in any subsequent notice delivered pursuant to this Section 4.3; or

(iii) change its name, identity or corporate structure.

4.4 Notices. Such Grantor will advise Purchasers promptly, in reasonable detail, of:

(a) any Lien (other than Permitted Liens) on any of the Collateral; and

(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

4.5 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of Purchasers, hold the same in trust for Purchasers and deliver the same forthwith to Purchasers in the exact form received, duly indorsed by such Grantor to Purchasers, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if Purchasers so request, signature guarantied, to be held by Purchasers, subject to the terms hereof, as additional Collateral for the Secured Obligations. Upon the occurrence and during the continuance of an Event of Default and at the request of the Agent or Purchasers, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to Purchasers to be held by it hereunder as additional Collateral for the Secured Obligations, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of Purchasers, be delivered to Purchasers to be held by them hereunder as additional Collateral for the Secured Obligations. Upon the occurrence and during the continuance of an Event of Default and at the request of the Agent or Purchasers, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to Purchasers, hold such money or property in trust for Purchasers, segregated from other funds of such Grantor, as additional Collateral for the Secured Obligations.

(b) Without the prior written consent of Purchasers, such Grantor will not (i) vote (other than with respect to Public Equity Securities in another issuer) to enable, or take any other action to permit, any Issuer to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer, except, in each case, as permitted by the Note Purchase Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Note Purchase Agreement) other than, with respect to Investment Property not constituting Pledged Equity or Pledged Notes, any such action which is not prohibited by the Note Purchase Agreement, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or Purchasers to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, any such action which is not prohibited by the Note Purchase Agreement.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify Purchasers promptly in writing of the occurrence of any of the events described in Section 4.5(a) of this Agreement with respect to the Investment Property issued by it and (iii) the terms of Sections 5.3(c) and 5.7 of this Agreement shall apply to such Grantor with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 of this Agreement regarding the Investment Property issued by it.

4.6 Receivables.

Other than in the ordinary course of business consistent with its past practice or with respect to amounts which are not material to such Grantor, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv)

allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would reasonably be expected to adversely affect the value thereof in any material respect.

4.7 Intellectual Property. Except as expressly permitted by the Note Purchase Agreement,

(a) Such Grantor (either itself or through licensees) will (i) continue to use each trademark (owned by such Grantor) material to its business, in order to maintain such material trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such trademark, (iii) use such material trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such material trademark unless Purchasers shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such material trademark becomes invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any patent owned by such Grantor material to its business may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each copyright owned by such Grantor material to its business and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such copyrights may become invalidated or otherwise impaired, and (iii) will not (either itself or through licensees) do any act whereby any material portion of such copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not knowingly do any act that uses any Intellectual Property material to its business to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify Purchasers promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same would reasonably be expected to have a Material Adverse Effect.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall promptly report such filing to Purchasers. Upon the request of Purchasers, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Purchasers may request to evidence Purchasers’ security interest in any copyright, patent or trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it.

(h) In the event that any material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

4.8 Depositary and Other Deposit Accounts. No Grantor shall open any depositary or other deposit accounts unless such Grantor shall have given to Purchasers10 calendar days’ prior written notice (or such lesser notice as Purchasers may agree in its sole discretion) of its intention to open any such new deposit accounts.

4.9 Other Matters.

(a) Each Grantor authorizes Purchasers to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” of each Grantor, or words of similar effect, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement or amendment, and each Grantor agrees to furnish any such information to Purchasers promptly upon request. Any such financing statement, continuation statement or amendment may be signed by Purchasers on behalf of any Grantor and may be filed at any time in any jurisdiction.

(b) Each Grantor shall, at any time and from time and to time, take such steps as Purchasers may reasonably request for Purchasers to insure the continued perfection and priority of Purchasers’ security interest in any of the Collateral and of the preservation of its rights therein.

(c) If any Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in an amount reasonably estimated to be in excess of $200,000, such Grantor shall promptly notify Purchasers thereof in writing and supplement Schedule 7, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Purchasers, such Grantor shall be deemed to thereby grant to Purchasers (and such Grantor hereby grants to Purchasers) a Lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

4.10 Note Purchase Agreement. Each of the Grantors covenants that it will, and, if necessary, will cause or enable Borrower to, fully comply with each of the covenants and other agreements set forth in the Note Purchase Agreement.

4.11 Insurance. Grantors shall:

(a) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Purchasers. Original (or certified) copies of certificates of insurance have been or shall be, within thirty (30) days following the date of this Agreement, delivered to Purchasers, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance reasonably acceptable to Purchasers, showing loss under such insurance policies payable to Purchasers. Such endorsement, or an independent instrument furnished to Purchaser, shall provide that the insurance company shall give Purchaser at least fifteen (15) days written notice before any such policy of insurance is canceled for non-payment of premium. and that no act, whether willful or negligent, or default of Grantors or any other Person shall affect the right of Purchasers to recover under such policy of insurance in case of loss or damage. In addition, Grantors shall cause to be executed and delivered to Purchasers an assignment of proceeds of their business interruption insurance policies. After the occurrence and during the continuance of an Event of Default, Grantors hereby direct all insurers under all policies of insurance required under this Section 4.11 to pay all proceeds payable thereunder directly to Purchasers.

(b) Maintain, at their expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Grantors with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Purchasers and original (or certified) copies of certificates of insurance have been or shall be, within thirty (30) days after the date of this Agreement, delivered to Purchasers, together with evidence of payment of all premiums therefor; each such policy shall include an endorsement showing Purchasers as additional insured thereunder and providing that the insurance company shall give Purchasers at least fifteen (15) days written notice before any such policy shall be canceled for nonpayment of premium.

4.12 Purchasers May Purchase Insurance. If Grantors at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above under Section 4.11 (and provide evidence thereof to Purchasers promptly following receipt of written request therefor from Purchasers) or to pay any premium relating thereto, then Purchasers, without waiving or releasing any obligation or default by Grantors hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Purchaser deems advisable upon notice to Grantors. Such insurance, if obtained by Purchasers, may, but need not, protect Grantors’ interests or pay any claim made by or against Grantors with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Grantors may be able to obtain on its own and may be cancelled only upon Grantors providing evidence that it has obtained the insurance as required above. All sums disbursed by Purchasers in connection with any such actions, shall constitute Secured Obligations payable upon demand.

Notwithstanding any disclosure obligation of Grantors or information rights of Purchasers, Grantors will not deliver to Agent or Purchaser any information that Grantors deem to be material non-public information of Grantors or information of a third party as to which Grantors owe a duty of confidentiality. Any such information that would otherwise require disclosure or notice shall be provided to such outside counsel of Agent or Purchasers, as Agent or Purchasers may designate for the purpose of evaluating such information without disclosing it to Agent or Purchasers.

SECTION 5 REMEDIAL PROVISIONS.

5.1 Certain Matters Relating to Receivables.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, Purchasers shall have the right to make test verifications of the Receivables in any manner and through any medium that they reasonably consider advisable, and each Grantor shall furnish all such assistance and information as Purchasers may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon Purchasers’ request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to Purchaser to furnish to Purchasers reports showing reconciliations, agings and test verifications of, and trial balances for, the Receivables.

(b) Purchasers hereby authorize each Grantor to collect such Grantor’s Receivables, and Purchasers may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default. If required by Purchasers at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Purchasers if required and upon notice to such Grantor, in a collateral account maintained under the sole dominion and control of Purchasers, subject to withdrawal by Purchasers only as provided in Section 5.5, and (ii) until so turned over after such request by Purchasers, shall be held by such Grantor in trust for Purchasers, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At any time and from time to time after the occurrence and during the continuance of an Event of Default, at Purchasers’ request, each Grantor shall deliver to Purchasers all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

(d) Each Grantor hereby irrevocably authorizes and empowers Purchasers, in Purchasers’ sole discretion, at any time after the occurrence and during the continuance of an Event of Default, following Purchasers’ concurrent notice to such Grantor, to assert, either directly or on behalf of such Grantor, any claim such Grantor may from time to time have against the sellers under or with respect to any agreements assigned or collaterally assigned to Purchasers and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Secured Obligations in such order as Purchasers may determine in its discretion. After the occurrence and during the continuance of an Event of Default, each Grantor hereby irrevocably makes, constitutes and appoints Purchasers as their true and lawful attorney in fact for the purpose of enabling Purchasers to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

5.2 Communications with Obligors; Grantors Remain Liable.

(a) Purchasers in their own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to Purchasers’ satisfaction the existence, amount and terms of any Receivables.

(b) Upon the written request of Purchasers at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors (with the exception of Governmental Authority obligors) on the Receivables that the Receivables have been assigned to Purchasers and that payments in respect thereof shall be made directly to Purchasers.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Purchasers shall have no obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Purchasers of any payment relating thereto, nor shall Purchasers be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(d) After the occurrence and during the continuance of an Event of Default, for the purpose of enabling Purchasers to exercise rights and remedies under this Agreement, each Grantor hereby grants to Purchasers an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

5.3 Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and Purchasers shall have given written notice to the relevant Grantor of Purchasers’ intent to exercise their corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in the Note Purchase Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which would reasonably be expected to materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Note Purchase Agreement, this Agreement or any other Note Document.

(b) If an Event of Default shall occur and be continuing and Purchasers shall give notice of Purchasers’ intent to exercise such rights to the relevant Grantor or Grantors, (i) Purchasers shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in such order as Purchasers may determine in their discretion, (ii) Purchasers shall have the right to cause any or all of the Investment Property to be registered in the name of Purchasers or their nominee and (iii) Purchasers or their nominee may exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise (or by written consent) and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if they were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Grantor or Purchasers of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Purchasers may determine), all without liability except to account for property actually received by it, but Purchasers shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) After the occurrence and during the continuance of an Event of Default, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from Purchasers in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to Purchasers.

5.4 Proceeds to be Turned Over to Purchasers. In addition to the rights of Purchasers specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other cash equivalent items shall be held by such Grantor in trust for Purchasers, segregated from other funds of such Grantor, and shall, upon written request of Purchasers, forthwith upon receipt by such Grantor, be turned over to Purchasers in the exact form received by such Grantor (duly indorsed by such Grantor to Purchasers, if required). All Proceeds received by Purchasers hereunder shall be held by Purchasers in a collateral account maintained under its sole dominion and control. All Proceeds, while held by Purchasers in any collateral account (or by such Grantor in trust for Purchasers) established pursuant hereto, shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. Purchasers may apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations in such order as Purchasers shall determine in their discretion. Any part of such funds which Purchasers elect not so to apply and deem not required as collateral security for the Secured Obligations shall be paid over from time to time by Purchasers to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Secured Obligations shall have been Paid in Full shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same.

5.6 Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, Purchasers may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, Purchasers, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses (other than defense of payment), advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Purchasers or elsewhere upon such terms and conditions as they may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. Purchasers shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at Purchasers’ request, to assemble the Collateral and make it available to Purchasers at places which Purchasers shall reasonably select, whether at such Grantor’s premises or elsewhere. Purchasers shall apply the net proceeds of any action taken by them pursuant to this Section 5.6, after deducting all reasonable documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Purchasers hereunder, to the payment in whole or in part of the Secured Obligations, in such order as Purchasers may elect in their discretion, and only after such application and after the payment by Purchasers of any other amount required by any provision of law, need Purchasers account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against Purchasers arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 calendar days before such sale or other disposition.

(b) Each Grantor recognizes that Purchasers may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Purchasers shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 5.6 valid and binding and in compliance with applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.6 will cause irreparable injury to Purchasers, that Purchasers have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.6 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Note Purchase Agreement.

5.7 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations in full and the fees and disbursements of any attorneys employed by Purchasers to collect such deficiency.

SECTION 6 MISCELLANEOUS.

6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 5.6 of the Note Purchase Agreement.

6.2 Notices. All notices, requests and demands to or upon Purchasers or any Grantor hereunder shall be addressed to such party and effected in the manner provided for in Section 6.1 of the Note Purchase Agreement and each Grantor hereby appoints Borrowers as its agent to receive notices hereunder.

6.3 Indemnification. The indemnification provisions of Section 6.11 of the Note Purchase Agreement are incorporated herein by reference.

6.4 Enforcement Expenses.

(a) Each Grantor agrees, on a joint and several basis, to pay or reimburse on demand Purchasers for all reasonable out-of-pocket documented costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Note Documents.

(b) Each Grantor agrees to pay, and to save Purchasers harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) The agreements in this Section 6.4 shall survive repayment of all (and shall be) Secured Obligations (and all commitments of Purchasers, if any, to extend credit that would constitute Borrower Obligations have been terminated or have expired), any foreclosure under, or any modification, release or discharge of, any or all of the Collateral and termination of this Agreement.

6.5 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

6.6 Nature of Remedies. All Secured Obligations of each Grantor and rights of Purchasers expressed herein or in any other Note Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Purchasers, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.7 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

6.8 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision under this Agreement or any of the other Note Documents shall not affect or impair the remaining provisions in this Agreement or any of the other Note Documents.

6.9 Entire Agreement. This Agreement and the other Note Documents to which the parties hereto are parties embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement. If any provision contained in this Agreement conflicts with any provision of the Note Purchase Agreement, then with regard to such conflicting provisions, the Note Purchase Agreement shall govern and control.

6.10 Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Grantors may not assign their rights or obligations hereunder without the written consent of Purchasers and any such purported assignment without such written consent shall be void.

6.11 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER NOTE DOCUMENTS TO WHICH THE GRANTORS ARE A PARTY WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

6.12 Consent to Jurisdiction. GRANTORS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO PURCHASERS’ ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER NOTE DOCUMENTS TO WHICH THE GRANTORS ARE A PARTY SHALL BE LITIGATED IN SUCH COURTS. GRANTORS EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. GRANTORS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON GRANTORS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO GRANTORS, AT THE ADDRESS SET FORTH IN THE NOTE PURCHASE AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

6.13 Waiver of Jury Trial. GRANTORS AND PURCHASERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS. GRANTORS AND PURCHASERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. GRANTORS AND PURCHASERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

6.14 Set-off. Each Grantor agrees that Purchasers have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Grantor agrees that at any time any Event of Default exists, Purchasers may apply to the payment of any Secured Obligations in such order as Purchasers may determine in their discretion, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Grantor then or thereafter with Purchasers. Purchasers hereby agree that they shall endeavor to notify such Grantor of any such set-off or any such application, but failure to notify shall have no adverse determination or effect hereunder.

6.15 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(b) Neither Agent nor Purchasers have any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors, on the one hand, and Agent and Purchasers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Grantors, Agent and Purchasers.

6.16 Additional Grantors. Each Person, upon its becoming a Domestic Subsidiary of a Grantor shall guaranty the Borrower Obligations pursuant to a guarantee in form and substance reasonably satisfactory to the Purchasers and grant to Agent and Purchasers a security interest in the real and personal property of such Person to secure the Borrower Obligations. Such Person shall become a party to this Agreement and become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a joinder agreement in the form of Annex I hereto.

6.17 Releases.

(a) At such time as the Secured Obligations have been Paid in Full or the conditions set forth in Section 6.15 of the Note Purchase Agreement required for the release of all Liens are satisfied, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all guarantees and obligations (other than those expressly stated to survive such termination) of Agent, Purchasers and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense (to the extent reasonable, documented and out-of-pocket) of any Grantor following any such termination, Agent and Purchasers shall promptly deliver to the Grantors any Collateral held by Agent or Purchasers hereunder, and execute and deliver to the Grantors such documents (including authorization to file UCC termination statements) as the Grantors shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Note Purchase Agreement, then Agent and Purchasers, at the request and sole expense (to the extent reasonable, documented and out-of-pocket) of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense (to the extent reasonable, documented and out-of-pocket) of Borrower, a Grantor shall be released from its obligations hereunder in the event that all the equity interests of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Note Purchase Agreement; provided that Borrower shall have delivered to Purchasers, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and estimated expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with the Note Purchase Agreement and the other Note Documents. At the request and sole expense (to the extent reasonable, documented and out-of-pocket) of Borrower, a Grantor shall be released from its obligations hereunder in the event that such Grantor becomes an Excluded Subsidiary.

6.18 Obligations and Liens Absolute and Unconditional. Each Grantor understands and agrees that the obligations of each Grantor under this Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Note Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Purchasers, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against Purchasers, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Grantor for the Secured Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor or Guarantor, Purchasers may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Grantor or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by Purchasers to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Grantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Grantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Purchasers against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.19 Reinstatement. In the event that any payment in respect of the Secured Obligations, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[Signatures Immediately Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:	AERIE PHARMACEUTICALS, INC.

	By:	/s/ Richard J. Rubino
	Name:	Richard J. Rubino
	Title:	Chief Financial Officer

PURCHASERS:	DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner By: J.E. Flynn Capital, LLC, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner By: J.E. Flynn Capital, LLC, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner By: J.E. Flynn Capital III, Llc, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner By: J.E. Flynn Capital, LLC, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner By: J.E. Flynn Capital, LLC, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

AGENT:	DEERFIELD MANAGEMENT COMPANY, L.P., as Agent for Purchasers
By: Flynn Management LLC, General Partner

	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

SCHEDULE 1

INVESTMENT PROPERTY

A.	PLEDGED EQUITY

None.

B.	PLEDGED NOTES

None.

C.	OTHER INVESTMENT PROPERTY

None.

SCHEDULE 2

FILINGS AND PERFECTION

See UCC Financing Statements attached.

SCHEDULE 3

GRANTOR INFORMATION

GRANTOR (exact legal name)	STATE/COUNTRY OF ORGANIZATION	FEDERAL EMPLOYER IDENTIFICATION NUMBER	CHIEF EXECUTIVE OFFICE	ORGANIZATIONAL IDENTIFICATION NUMBER
Aerie Pharmaceuticals, Inc.	Delaware	20-3109565	135 US Highway 206 Suite 15 Bedminster, NJ 07921	3989270

SCHEDULE 4

A.	PLACE OF BUSINESS/LOCATIONS OF COLLATERAL

Location of Property	Type of Property	Lessor Name and Address
135 US Highway 206, Suite 15 Bedminster, NJ 07921	Corporate Headquarters	S/K BED ONE ASSOCIATED LLC. 520 Route 22, P.O. Box 6872 Bridgewater, NJ 08807 Aegerion Pharmaceuticals, Inc. Route 22 East, Suite 304 Bridgewater, NJ 08807

5000 Birch Street Suite 3000, West Tower Newport Beach, CA 92660	Office Space	Regus Management Group 5000 Birch Street, Suite 3000 Newport Beach, CA 92660

7020 Kit Creek Road, Suite 270 Research Triangle Park, NC 27709	Lab Space	ARE–7030 Kit Creek LLC 385 E. Colorado Boulevard Suite 299 Pasadena, CA. 91101

B.	OTHER LOCATIONS OF COLLATERAL WHERE INVENTORY EXCEEDS $100,000

None.

C.	COLLATERAL IN POSSESSION OF LESSOR, BAILEE, CONSIGNEE OR WAREHOUSEMAN

None.

SCHEDULE 5

INTELLECTUAL PROPERTY

SCHEDULE 6

DEPOSITARY AND OTHER DEPOSIT ACCOUNTS

SCHEDULE 7

COMMERCIAL TORT CLAIMS

None.

ANNEX I

FORM OF JOINDER TO SECURITY AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) dated as of [            ], 20[     ] is executed by the undersigned for the benefit of                     , as purchasers of the Notes (the “Purchasers”) in connection with that certain Security Agreement dated as of             , 2014 among the Grantors party thereto, Agent and Purchasers (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Capitalized terms not otherwise defined herein are being used herein as defined in the Security Agreement.

Each Person signatory hereto is required to execute this Agreement pursuant to Section 6.16 of the Security Agreement.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each such Person hereby agrees as follows:

1. Each such Person assumes all the obligations of a Grantor under the Security Agreement and agrees that such person or entity is a Grantor and bound as a Grantor under the terms of the Security Agreement, as if it had been an original signatory to such agreement. In furtherance of the foregoing, such Person hereby assigns, pledges and grants to Agent and Purchasers and (to the extent provided therein) its Affiliates, a security interest in all of its right, title and interest in and to the Collateral (other than Excluded Property) owned thereby to secure the Secured Obligations.

2. Schedules 1, 2, 3, 4, 5, 6 and 7 of the Security Agreement are hereby amended to add the information relating to each such Person set out on Schedules 1, 2, 3, 4, 5, 6 and 7 respectively, hereof. Each such Person hereby makes to Purchasers the representations and warranties set forth in the Security Agreement applicable to such Person and the applicable Collateral and confirms that such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifier) as of the date hereof after giving effect to such amendment to such Schedules (except to the extent stated to relate to a specific earlier date).

3. In furtherance of its obligations under Section 4.2 of the Security Agreement, each such Person agrees to deliver to Purchasers appropriately complete UCC financing statements naming such person or entity as debtor and Agent and Purchasers as secured party, and describing its Collateral and such other documentation as Purchasers (or their successors or assigns) may require to evidence, protect and perfect the Liens created by the Security Agreement, as modified hereby. Each such Person acknowledges the authorizations given to Purchasers under the Section 4.9 of the Security Agreement and otherwise.

4. Each such Person’s address for notices under the Security Agreement shall be the address of the Borrower set forth in the Note Purchase Agreement and each such Person hereby appoints the Company as its agent to receive notices hereunder.

5. Purchasers acknowledge that upon the effectiveness of this Agreement, the undersigned shall have the rights of a Grantor under the Security Agreement.

6. This Agreement shall be deemed to be part of, and a modification to, the Security Agreement and shall be governed by all the terms and provisions of the Security Agreement, with respect to the modifications intended to be made to such agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of each such person or entity enforceable against such person or entity. Each such Person hereby waives notice of Purchasers’ acceptance of this Agreement. Each such Person will deliver an executed original of this Agreement to Purchasers.

[add signature block for each new Grantor]

Acknowledged and agreed to as of the year and date first written above:

PURCHASERS:

By:
Name:
Title: